Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Provides Update on Recovery Efforts from Hurricane Milton

SARASOTA, FL, October 15, 2024— Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, today provided an update on its recovery efforts from Hurricane Milton.

“I am so grateful that we did not have any reported injuries or loss of life within our team, as Sarasota was directly hit by the hurricane,” said Sean Bagan, Interim President, Chief Executive Officer, and Chief Financial Officer of Helios. “While many of our colleagues have been recovering personally from physical damage done to their homes, they simultaneously pulled together to assess and start remediating the damages that our facilities incurred. Our goal was to be up and running as quickly as possible to support our customers. We are very pleased to announce the reopening of two of our three Sun Hydraulics’ manufacturing facilities in Sarasota as of today, only six days after this Category 3 hurricane made landfall.”

“We will not have our full capacity online until we reopen our third facility, which sustained more extensive damages. The team is working diligently to fully recover. We are also assessing any hurricane impacts from regional suppliers, freight carriers, and infrastructure disruption. I am incredibly proud of how our local Sun Hydraulics team worked tirelessly, with support from our global Helios businesses, as we recover from this weather-driven disaster. It is a testament to the incredible people that we have in our organization and the shared values that we all live by every day,” said Rick Martich, President of Hydraulics, Americas of Helios.

The Company plans to provide its estimates of the effects of Hurricane Milton on its fourth quarter financial projections when it reports its upcoming third quarter 2024 financial results.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

Investor and Media contacts:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333; tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC

(716) 843-3908; dpawlowski@keiadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200